Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   •   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY	JOHN P. DURKIN
March 9, 2010	808/877-1608
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS LOSS OF $30.4 MILLION FOR 4th QUARTER 2009

Kahului, Hawaii…….Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $30.4 million for the fourth quarter of 2009 ($3.76 per share) compared to a net loss of $70.6 million ($8.86 per share) for the fourth quarter of 2008.  Revenues for the fourth quarter of 2009 were $9.2 million compared to $10.0 million for the fourth quarter of 2008.  The fourth quarter of 2009 includes charges of $20.9 million related to the sale or other disposition of Agriculture segment assets, employee severance and cancellation of contracts. The fourth quarter of 2008 includes $45.3 million of losses (including an impairment charge of $37.8 million) from the Company’s equity investment in Kapalua Bay Holdings LLC and $10.6 million of charges for the write off of deferred developments costs.

For the year 2009, the Company incurred a net loss of $123.3 million ($15.33 per share) compared to a net loss of $79.4 million ($9.98 per share) for 2008.  Revenues for 2009 were $50.4 million compared to $51.1 million for 2008.  In addition to the fourth quarter 2009 charges included in the Company’s discontinued Agriculture segment operations mentioned above, other significant charges recognized in 2009 include $47.2 million loss (including an impairment charge of $21.3 million recorded by the Company in June 2009) from the Company’s equity investment in Kapalua Bay Holdings LLC and $14.3 million impairment of deferred development plans.

The Community Development segment reported an operating loss of $1.4 million for the fourth quarter of 2009 compared to an operating loss of $61.5 million for the fourth quarter of 2008.  Revenues for the fourth quarter of 2009 were $2.3 million compared to $900,000 for the fourth quarter of 2008.  For the year 2009, the Community Development segment reported an operating loss of $62.6 million compared to an operating loss of $40.0 million for 2008. Revenues from this operating segment were $19.9 million for 2009 compared to $11.4 million for 2008.  In 2009, revenues include $12.0 million from the sale of developed and undeveloped land inventory compared to $4.4 million in 2008.  The Community Development segment operating losses include the Company’s equity in the losses of Kapalua Bay Holdings LLC, which were $-0- and $45.3 million for the fourth quarters of 2009 and 2008, respectively; and losses of $47.2 million and $18.8 million, for the years 2009 and 2008, respectively.

The Resort segment reported an operating loss of $4.7 million for the fourth quarter of 2009 compared to an operating loss of $6.6 million for the fourth quarter of 2008.  For the year 2009, the Resort segment reported an operating loss of $16.1 million compared to an operating loss of $19.7 million for 2008.  Resort segment revenues were $6.9 million for the fourth quarter of 2009 compared to $8.5 million for the fourth quarter of 2008 or 19% lower than the same period a year earlier; and $29.8 million for the year 2009 or 20% lower compared to $37.4 million for 2008.  The decline in revenues primarily reflect a lower number of visitors to Maui and a drop in expenditures per visitor that resulted in fewer paid rounds of golf, a decline in retail sales, and lower room occupancies and average daily rates from the Kapalua Resort’s golf, retail and villa operations.  Cost reduction measures implemented in 2009 were responsible for the lower operating losses for the fourth quarter and the year 2009.

In early November 2009, the Company announced the cessation of its pineapple operations and, as of year-end all of the Company’s Agriculture segment operations were terminated.  The Agriculture segment is being reported as discontinued operations and prior period amounts have been reclassified for comparability.  The loss from discontinued operations for the fourth quarter and the year 2009 include charges of $20.9 million and $22.8 million, respectively, related to the sale or other disposition of the Agriculture segment assets, employee severance and cancellation of contracts.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Operating Revenues
Community Development	$2,295	$877	$19,865	$11,394
Resort	6,858	8,450	29,793	37,439
Other	23	649	696	2,221
Total Operating Revenues	$9,176	$9,976	$50,354	$51,054

Operating Loss
Community Development	$(1,447)	$(61,524)	$(62,608)	$(40,007)
Resort	(4,672)	(6,621)	(16,104)	(19,710)
Other	(756)	(1,384)	(4,342)	(3,690)
Total Operating Loss	(6,875)	(69,529)	(83,054)	(63,407)
Interest Expense, net	(3,160)	887	(10,452)	(2,436)
Interest Income	7	306	492	553
Income Tax Benefit	4,376	6,498	4,583	11,714
Loss from Continuing Operations	(5,652)	(61,838)	(88,431)	(53,576)
Loss from Discontinued Operations	(24,701)	(8,721)	(34,850)	(25,820)
Net Loss	$(30,353)	$(70,559)	$(123,281)	$(79,396)

Loss Per Common Share
Basic and Diluted
Continuing Operations	$(0.70)	$(7.77)	$(11.00)	$(6.73)
Discontinued Operations	(3.06)	(1.09)	(4.33)	(3.25)
Net Loss	$(3.76)	$(8.86)	$(15.33)	$(9.98)

Average Common Shares Outstanding
Basic and Diluted	8,063,234	7,961,864	8,041,403	7,959,472

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  In addition, revenues from land sales are sporadic.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.  In addition, the Company’s Agriculture segment has been reported as discontinued operations for 2009 and the prior year amounts have been reclassified for comparability.